Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated as of March 3, 2021, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. Purchaser (as defined below) is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SYNACOR, INC.

at

$2.20 NET PER SHARE OF COMMON STOCK

Pursuant to the Offer to Purchase dated as of March 3, 2021

by

SY Merger Sub Corporation

an indirect wholly-owned subsidiary of

CLP SY Holding, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 30, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

SY Merger Sub Corporation (“Purchaser”), a Delaware corporation and an indirect wholly-owned subsidiary of CLP SY Holding, LLC (“Parent”), a Delaware limited liability company, is offering to purchase, subject to certain conditions, including the Minimum Condition, as described below, all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Synacor, Inc., a Delaware corporation (“Synacor”), at a price of $2.20 per Share (the “Offer Price”), net to the seller thereof in cash, without interest thereon and subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of March 3, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal” which, together with the Offer to Purchase, constitute the “Offer”).

Holders of record of Shares who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of the Shares by Purchaser pursuant to the Offer. Holders of Shares who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 10, 2021 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Synacor. The Merger Agreement provides, among other things, after the completion of the Offer and subject to the satisfaction or waiver of certain conditions, that Purchaser will be merged with and into Synacor (the “Merger”) as soon as practicable following the acceptance for payment of Shares in the Offer, without a vote of the stockholders of Synacor, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Synacor continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and as an indirect wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares (i) irrevocably accepted for payment by Purchaser in the Offer, (ii) owned by Parent, Purchaser or Synacor or any direct or indirect wholly-owned subsidiary of Parent or Synacor, including all Shares held by Synacor as treasury stock, or (iii) held by stockholders of Synacor who have properly exercised appraisal rights under Section 262 of the DGCL (“Dissenting Shares”)) will be cancelled and automatically converted into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes (referred to as the “Merger Consideration”).

The Offer is not subject to any financing condition. The Offer, and the obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered (and not properly withdrawn) prior to the Expiration Date that number of Shares that, together with the number of Shares (if any) then owned by Parent, equals at least a majority in voting power of the Shares then issued and outstanding (the “Minimum Condition”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not been “received” (as defined in Section 251(h)(6)(f) of the DGCL) prior to the Expiration Date are excluded. The Offer is also subject to the satisfaction of other conditions, including the condition that the Merger Agreement has not been terminated in accordance with its terms (the “Termination Condition”), as described in the Offer to Purchase.

The purpose of the Offer is to acquire control of, and ultimately the entire outstanding equity interest of, Synacor. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. The Merger will be governed by Section 251(h) of the DGCL. Subject to the fulfillment of the conditions applicable to the Merger, Purchaser intends to complete the Merger as soon as practicable following the acceptance for payment of the Shares in the Offer. Following the Merger, Synacor will cease to be a publicly traded company.

The board of directors of Synacor unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Offer and the Merger, are fair to and in the best interests of Synacor and its stockholders, (ii) approved and declared it advisable for Synacor to enter into the Merger Agreement and the Transactions, (iii) resolved to recommend that Synacor’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, (iv) authorized and approved the execution, delivery and performance by Synacor of the Merger Agreement and the consummation of the Transactions, and (v) resolved that the Merger Agreement and the Merger be effected under Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the consummation of the Offer without a vote of Synacor’s stockholders.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. Purchaser is required to extend the Offer (i) for any period required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) and its staff or The Nasdaq Global Market (“Nasdaq”) with respect thereto, and (ii) for one or more successive extension periods of up to ten (10) business days each until, and including, June 10, 2021 (the “Outside Date”), if at the Expiration Date any of the conditions of the Offer have not been satisfied or waived. The Merger Agreement does not contemplate a subsequent offering period for the Offer.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be made by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Subject to the applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right, at any time and from time to time before the Expiration Date, to increase the Offer Price or to make any other changes to the terms and conditions of the Offer or waive any condition to the Offer, except that, without Synacor’s prior written consent, Purchaser may not (a) decrease the Offer Price; (b) change the form of consideration payable in the Offer; (c) reduce the maximum number of Shares sought to be purchased in the Offer; (d) amend, modify or waive the Minimum Condition or the Termination Condition; (e) amend or modify any of the other terms of the Offer in a manner adverse to the holders of Shares; (f) impose conditions to the Offer that are in addition to the conditions of the Offer under the Merger Agreement; (g) except as provided by the Merger Agreement, terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date; or (h) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the Offer Price be paid, regardless of any extension of the Offer or any delay in making such payment.

If, for any reason whatsoever, Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in the Offer to Purchase.

Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only upon timely receipt by the Depositary of (a) the certificates evidencing such Shares (the “Share Certificates”) or, if the Shares are held via a book entry at The Depository Trust Company (the “Book-Entry Transfer Facility”), confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Letters of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn pursuant to Section 14(d)(5) of the Exchange Act at any time after May 2, 2021, which is the 60th day after the date of the commencement of the Offer, unless prior to that date such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares have been tendered for the account of an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as described in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time on or before the Expiration Date.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be resolved by Purchaser in its sole and absolute discretion. None of Purchaser, Parent, the Depositary, the Information Agent, Synacor nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Synacor has provided Purchaser with Synacor’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares whose names appear on Synacor’s stockholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Synacor’s stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. holders for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer and the Merger. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, as well as tax consequences under any other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws or under any applicable income tax treaty.

The Offer to Purchase, the related Letter of Transmittal and the other exhibits to the Tender Offer Statement on Schedule TO contain important information and each document should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to the Information Agent at the address and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be obtained for free from the Information Agent. Additionally, copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. Such copies will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders (toll-free): (877) 283-0319

Banks and Brokers: (212) 269-5550

Email: SYNC@dfking.com

March 3, 2021